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                  VOLKSWAGEN CREDIT AUTO MASTER TRUST 1996-1

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                Distribution Date Statement: September 16, 1996




    a. Aggregate Amount of Collections                         $212,492,828.32
       Aggregate Amount of Interest Collections                  $3,481,778.78
       Aggregate Amount of Principal Collections               $209,011,049.54


    b. Series Allocation Percentage                                    100.00%
       Floating Allocation Percentage                                   85.54%
       Fixed Allocation Percentage                                         N/A

    c. Total Amount Distributed on Series 1996-1                 $1,802,482.08

    d. Amount of Such Distribution Allocable to Principal on
       1996-1                                                            $0.00

    e. Amount of Such Distribution Allocable to Interest on
       1996-1                                                    $1,802,482.08

    f. Investor Default Amount                                           $0.00

    g. Draw Amount                                                       $0.00

    h. Investor Charge Offs                                              $0.00
       Amounts of Reimbursements                                         $0.00

    i. Monthly Servicing Fee                                             1.00%

    j. Expected Controlled Distribution Amount                           $0.00

    k. Invested Amount                                         $322,076,539.76

    l. Pool Factor                                                      85.89%

    m. Available Subordinated Amount                            $63,719,059.01

    n. Reserve Fund Balance                                      $1,875,000.00

    o. Principal Funding Account Balance                                 $0.00
       Yield Supplement Account Balance                          $1,875,000.00